SUPPLY AGREEMENT

        This SUPPLY AGREEMENT (the "Agreement") made and entered into by and among the Laboratory of Electrotechnology Ltd., a Russian Limited Liability Company ("Supplier"), Integrated Environmental Technologies Ltd. (formerly Naturol, Inc.), a Nevada corporation ("Purchaser"), and Electro-Chemical Technologies Ltd. a Nevada corporation ("Licensor"), hereinafter sometimes referred to collectively as the "parties".

RECITALS

        WHEREAS, Supplier manufactures Licensed Products and distributes Licensed Products through Licensor in the United States of America (the "United States");

        WHEREAS, Purchaser is a party to a License Agreement (the "License Agreement") dated of even date herewith among Licensor, Supplier and Purchaser (Licensee), pursuant to which Purchaser has been granted an exclusive license for use by Purchaser in the purchase, manufacture/assembly (with the exception of FEMs), marketing, leasing, selling, distributing, and servicing, ECA devices for the Licensed Applications in the Territory that utilize or incorporate the ECA technology of Licensor and Supplier;

        WHEREAS, Licensor is the owner everywhere in the United States of the right, title and interest in and to certain new and useful inventions and improvements relating to an electrochemical cell known as a Flow-through Electrolytic Module or FEM, as defined more fully in the Patents, and related Electro-Chemical Activation ("ECA") technology all of which are referred to collectively as the "ECA technology"; and

        WHEREAS, Purchaser desires, pursuant to the License Agreement, to purchase from Supplier through Licensor, and Supplier desires to sell to Purchaser through Licensor, Licensed Products for resale and/or sublicensing by Purchaser for use in the manufacture/assembly (with the exception of FEMs), marketing, selling and distributing ECA devices in the Territory on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all the parties, it is agreed as follows:

        1. DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following meanings:

        1.1 "ECA Devices" shall mean Electro-Chemical Activation ("ECA") devices purchased by Licensee from Licensor and/or assembled, marketed, leased, sold, distributed, serviced and/or otherwise used by Purchaser in the Licensed Applications employing the ECA technology.

        1.2 "FEM" shall mean the Flow-through Electrolytic Module, as defined more fully in the Patent.

        1.3 "Licensed Applications" shall mean Licensed Products utilizing the ECA technology in the following water purification applications: (a) recreational water purification units producing small volumes per hour of potable water; (b) residential water purification units; and (c) water purification units for use by small businesses such as offices, motels and restaurants, and state and local government facilities, not including municipal water systems; provided, however, that other applications may, in Licensor's sole discretion, be considered on a case-by- case basis for inclusion in this Agreement on terms and conditions to be mutually agreed upon by Licensor and Licensee.

        1.4 "Licensed Products" shall mean ECA Devices, FEMs and component parts intended for use in the Licensed Applications, the purchase, manufacture/assembly (with the exception of FEMs), marketing, lease, sale, distribution and servicing of which by Licensee utilizes any element of the Patents and Technical Information which is not patented under the Patents.

        1.5 "Patents" shall mean U.S. Patent Nos:

  5,628,888 [Apparatus For Electrochemical Treatment of Water And/Or Water Solutions (Case #2)], dated May 13, 1997;

  5,635,040 [Electrochemical Cell (FEM-3)], dated June 3, 1997;

  5,783,052 [Electrochemical Cell (FEM-3) (Case #1A)], dated July 21, 1998;

  5,871,623 [Apparatus for Electrochemical Treatment of Water And/Or Water Solutions (Case #2A)], dated February 16, 1999;

  5,985,110 [Apparatus for Electro-Chemical Treatment of Water And/Or Solutions (Case#2B)], dated November 16, 1999;

  6,004,439 [Apparatus for Obtaining Products by Anode Oxidation of Dissolved Chlorides Of Alkaline or Alkaline-Earth Metals (Case #3)], dated December 21, 1999;

         and any and all continuations, continuations-in-part, divisions and reissues based upon such Patents.

        1.7 "Technical Information" shall mean all or any part of Supplier's or Licensor's systems, methods, information, know-how, trade secrets, and other technical information, experimental data and experience from prior design, development engineering, or manufacture relating to FEMs and/or ECA Devices produced by Supplier in Moscow, Russia, including all drawings, writings and models relating thereto and also including such information as is disclosed in the Patents.

        1.8 "Territory" shall mean the United States of America.

        2 SUPPLY OF LICENSED PRODUCTS

        2.1 Supplier agrees to manufacture Licensed Products in quantities and quality sufficient to supply all of Purchaser's requirements for Licensed Products and to sell such Licensed Products to Purchaser through Licensor on an exclusive basis for use in the Licensed Applications in the Territory. Purchaser agrees to purchase all of its requirements for Licensed Products from Supplier through Licensor.

        2.2 Licensor and Supplier agree not to distribute or sell either directly or indirectly through third parties any Licensed Products to any person or entity other than Purchaser if it knows or has reason to know that such person or entity intends to distribute or sell such Licensed Products for use in the Territory.

        3. TERMS OF SALE

        3.1 The prices, terms and condtions of sale for the Licensed Products shall be mutually agreed to by the parties in advance of sale and in writing from time to time; provided, however, that the prices, terms and conditions of sale per Licensed Product for the first year of Purchaser's operations shall be as set forth in Exhibits A and B.

        3.2 Supplier shall ship Licensed Products to Purchaser as directed by Purchaser's purchase order(s) to Licensor. Supplier shall use its best efforts to ensure that all shipments are processed and shipped as directed by Purchaser within thirty (30) days of receipt of Purchaser's purchase order(s) by Licensor. Supplier also shall use its best efforts to ship Product in less than thirty (30) days if such Product has been ordered on a rush basis and so identified in writing by Purchaser to fulfill an urgent Purchaser need. Purchaser shall pay all additional costs and expenses incurred by Supplier in expediting such orders; provided, however, that such additional costs and expenses shall be agreed upon by the parties in writing prior to the acceptance of any such orders.

        3.3 Licensor shall separately invoice Purchaser for each order shipped to Purchaser, and payment will be due thereon in full at the time each order is placed.

        3.4 Purchaser agrees: (a) not to reverse engineer the Licensed Products during the term of this Agreement and the License Agreement and any sublicense agreements, and (b) to include in its sublicense agreements with sublicensees a prohibition against sublicensees reverse engineering the Licensed Products during the terms of this Agreement and the License Agreement.

        3.5 Purchaser agrees not to sell or distribute ECA Devices or Licensed Products outside the Territory, during the term of this Agreement.

        4. CONFIDENTIAL INFORMATION

        4.1 Except for the proper exercise of any license granted and rights reserved under the provisions of this Agreement, Purchaser agrees that Purchaser will not publish or otherwise divulge confidential information, including without limitation the Technical Information, furnished to it by Supplier or Licensor without first obtaining the prior written approval of Supplier or Licensor in each instance. The foregoing obligation shall not be imposed on Purchaser with respect to any information which Purchaser can demonstrate: (i) is necessary to be disclosed by the sale of Licensed Products to customers in the ordinary course of business; (ii) was at the time of disclosure to Purchaser (or thereafter becomes, prior to its publication, divulgence or use for the benefit of Purchaser, through no fault of Purchaser a part of the public domain by publication or otherwise; (iii) was already properly and lawfully in Purchaser's possession at the time it was received from Supplier or Licensor; (iv) was lawfully received from a third party who was under no obligation of confidentiality to Supplier or Licensor with respect thereto; (v) is required by law to be disclosed (but only to the extent of such required disclosure); or (vi) was generated by the Licensee as part of demonstration trials, and does not include Technical Information furnished by Supplier or Licensor.

        4.2 Purchaser has or will require all of its employees and consultants and the employees and consultants of Licensee who have access to any of the Technical Information to execute agreements similar in content to Article 4.1 and will exercise its best efforts to obtain compliance therewith.

        4.3 Purchaser shall promptly notify Supplier and Licensor, in writing, if Purchaser becomes aware of any unauthorized use, disclosure or theft of the confidential information, and shall identify Purchaser's actions to contain and prevent further unauthorized use, disclosure or theft of such confidential information. Purchaser acknowledges that in the event Purchaser breaches its nondisclosure obligations hereunder, Supplier and Licensor will not have an adequate remedy at law and, therefore, Supplier and Licensor shall be entitled to obtain an injunction against such breach from any court of competent jurisdiction, immediately upon request, provided that the scope of such injunctive relief shall be governed by applicable law and this provision is not intended to increase or expand the scope of such remedy. The right to obtain such injunctive relief shall not limit Supplier's and/or Licensor's right to seek other remedies.

        5. INDEMNIFICATION AND INSURANCE, PRODUCT LIABILITY

        5.1 Purchaser shall defend, indemnify and hold Supplier and Licensor and their officers, and directors, and their respective successors, heirs and assigns (the "Supplier Indemnitees") harmless from any and all demands, claims, actions, suits, judgments, decrees, proceedings, liabilities, costs, losses, damages and expenses (including, without limitation, court costs and attorneys' fees) at any time suffered, sustained or incurred by any of them, as a result of or in connection with (a) any breach by Purchaser of this Agreement or (b) any claim based on representations or warranties made by Purchaser with respect to the efficacy of the Licensed Products unless such representations or warranties shall have been previously approved by Supplier and Licensor.

        5.2 Licensor and Supplier shall defend, indemnify and hold Purchaser and its officers, and directors, and their respective successors, heirs and assigns (the "Purchaser Indemnitees") harmless from any and all demands, claims, actions, suits, judgments, decrees, proceedings, liabilities, costs, losses, damages and expenses (including, without limitation, court costs and attorneys' fees) at any time suffered, sustained or incurred by any of them, as a result of or in connection with any claim based on the use defective FEMs.

        5.3 Purchaser shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect Licensor Indemnitees with respect to events covered by Article 5.1. Such insurance (i) shall be issued by an insurer licensed to practice in the United States or an insurer pre-approved by Licensor, such approval not to be unreasonably withheld, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days written notice to be given to Licensor prior to any cancellation or material change thereof. The limits of such insurance shall be not less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars per occurrence with an aggregate of Three Million Dollars for property damage; and One Million Dollars per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, Purchaser may self-insure subject to the prior approval of Supplier and Licensor. Purchaser shall provide Supplier and Licensor with Certificates of Insurance evidencing compliance with this Section. Purchaser shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Purchaser or any sublicensee continues to market, distribute, use lease, sell and/or service a product that was a Licensed Product under this Agreement, and thereafter for a period of five (5) years.

        5.4 In no event shall any party to this Agreement be liable to any other party for any incidental, consequential, special or punitive damages of any kind or nature arising out of this Agreement or the sale of Licensed Products, whether such liability is asserted on the basis of contract, tort (including the possibility of negligence or strict liability) or otherwise, even if such party has been warned of the possibility of any such loss or damage, and even if any of the limited remedies in this Agreement fail of their essential purpose.

        6. TERM AND TERMINATION

        6.1 Unless earlier terminated as provided in this Agreement, this Agreement shall commence on the Execution Date of the License Agreement, and shall continue in full force and effect for the term of the License Agreement.

        6.2 Supplier may terminate this Agreement upon the occurrence of any of the following events:

        (a)     If Purchaser is adjudged a bankrupt, or is insolvent or enters into a composition with or makes an assignment for the benefit of Purchaser's creditors, or if a receiver is appointed for Purchaser, then Purchaser shall promptly notify Supplier and Licensor of such event and Licensor and Supplier shall have the right to terminate this Agreement by sending to Purchaser a notice of Supplier's and Licensor's intention to terminate, after which this Agreement shall become null and void without prejudice to any remedy of Supplier and Licensor with respect to any antecedent breach of this Agreement and without prejudice to any other right of Supplier and Licensor hereunder; or

        (b)     If Purchaser violates Sections 3.3, 3.4, 3.5, 5.1, or 7.

        6.3 Purchaser may terminate this Agreement upon the occurrence of any of the following events:

        (a)     If Supplier and/or Licensor is adjudged bankrupt, or is insolvent or enters into a composition with or makes an assignment for the benefit of its creditors, or if a receiver is appointed for it, then it shall promptly notify Purchaser of such event and Purchaser shall have the right to terminate this Agreement by sending to it a notice of Purchaser's intention to terminate, after which this Agreement shall become null and void without prejudice to any remedy of Purchaser with respect to any antecedent breach of this Agreement and without prejudice to any other right of Purchaser hereunder.

        (b)     If Supplier and/or Licensor violate Sections 2.1 or 2.2.

        6.4 Force Majeure. Either party that asserts the occurrence of force majeure shall give immediate notice thereof to the other party and within ten (10) days thereafter shall give a supplemental notice of the period of time such impossibility of performance is expected to last. During the existence of such impossibility of performance, the duties and obligations of the parties under this Agreement shall be suspended, and the parties shall take all reasonable action to assure resumption of normal performance under this Agreement as soon as possible; provided, however, that, should such impossibility of performance on the part of Supplier last for a period exceeding ninety (90) days, Purchaser shall for as long as such impossibility of performance exists have the right to secure FEMs from one or more alternative sources. The occurrence of force majeure, however, shall not relieve either Supplier, Licensor or Purchaser from any obligation or liability incurred by such party prior to said occurrence and shall not limit or affect the right of either party to terminate this Agreement in case of an event specified in Articles 6.2 or 6.3 unless such an event is caused by the impossibility of performance of the party against whom termination is sought.

        6.5 "Force majeure" shall mean a supervening event beyond the control of the parties (including but not limited to fire, flood, tornado, earthquake, war, port congestion, terrorist acts, riot, insurrection, strike, lockout or any act, including the enactment of any law, rule or regulation, of any government or government authority having jurisdiction over such party) which results in impossibility of performance of a party's duties and obligations under this Agreement.

        6.6 The warranties and indemnities contained in this Agreement shall survive any termination hereof, as shall the confidentiality obligations of the parties pursuant to Article 4. Otherwise, upon termination of this Agreement as provided in this Article 6, except as expressly provided herein, the parties shall have no further liabilities, duties or obligations under this Agreement, except for any liabilities, duties and obligations which may have arisen prior to such termination.

        7. ASSIGNABILITY

        Purchaser shall have the right at any time to assign its rights and interests in this Agreement, other than to a competitor of Supplier or Licensor, in connection with its merger or consolidation with a third party or with the sale of substantially all of its assets utilized in the business to which this Agreement relates, without the necessity of obtaining the consent of Licensor or Supplier, provided that the assignee expressly assumes and agrees to perform all of the obligations of the assigning party, in which case Purchaser shall be released from further liability. In assigning such interest, Purchaser hereby expressly agrees that it will in so doing specifically reserve for Supplier and Licensor all of the rights and privileges herein provided. In the event of the assignment hereof, Purchaser shall notify Supplier and Licensor within fifteen (15) days of such assignment. Except as otherwise permitted by the provisions of this Section 7, Supplier shall not have the right to assign its interests in this License Agreement without the prior written consent of the other party.

        8. NOTICES

        8.1     Any notice, claim, demand, request or other communication required or permitted under this Agreement shall be valid and effective only if given by written instrument which is personally delivered, sent by facsimile, courier or registered or certified airmail, postage prepaid, to the addressee as follows:

        If to Supplier:                             Laboratory of Electrotechnology, Ltd

                                                         3 Kasatkina Street

                                                         Moscow 129301 Russia

                                                         Attention: Prof. Vitold M. Bakhir

                                                         Fax: 095 187 3727

        If to Purchaser:                          Integrated Environmental Technologies Ltd.

                                                         201 E. Elizabeth Street

                                                         Elizabeth City, NC 27909

                                                         Attention: William E. Prince President

                                                         Fax No. (252) 333-1377

                                                         e-mail: w.e.prince@earthlink.net

        If to Licensor:                            Electro-Chemical Technologies Ltd.

                                                         340 East Warm Springs Road - Suite 1A

                                                         Las Vegas, Nevada 89119

                                                         Attention: John Henry Brebbia

                                                         Fax: (702) 260-9044

        8.2     Any notice, claim, demand, request or other communication given as provided in this Article 8, if given personally, shall be effective upon delivery; if given otherwise, shall be effective when actually received or refused by the addressee.

        8.3     Each party shall be entitled from time to time by written notice to the other parties to change its address to any other address other than to a post office box.

        9. CONTROLLING LAW

        This Agreement shall be construed and governed according to the laws of the United States.

        10. ARBITRATION

        10.1     Any dispute, controversy, claim or difference arising out of or in connection with or resulting from this Agreement which cannot be settled amicably by the parties shall be resolved definitively and exclusively by arbitration under the Rules of Procedure of the American Arbitration Association (the "Rules") then prevailing and in accordance with the laws of the State of Nevada, which arbitration shall be held in Las Vegas, Nevada to be mutually agreed upon by the parties. Arbitration shall be by a single arbitrator to be chosen jointly by the parties, provided that, should the parties be unable to agree upon their choice of arbitrator within thirty (30) days after the demand for arbitration, the arbitrator shall be chosen in accordance with the Rules. The decision of the arbitrator shall be final and binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator's discretion and power shall include an appropriate award for costs, including an apportionment thereof, in the absence of which the costs of arbitration shall be borne equally by the parties.

        10.2     Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, any party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

        11. INDEPENDENT CONTRACTORS

        Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers, principal and agent, or employer and employee, and neither party shall have the power to obligate or bind the other party in any manner whatsoever. Each party shall be responsible for the acts, negligence and omissions of its employees, agents, servants and subcontractors.

        12. ENTIRE AGREEMENT

        The terms and provisions herein contained and in the License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof; and there are no representations, warranties, covenants, or agreements, express or implied, with respect to the subject matter hereof, other than those expressly set forth herein with the exception of the Confidentiality Agreements between Licensor and Licensee and Supplier and Purchaser, dated August 27, 2003, which shall survive the termination of this Agreement and which shall remain in full force and effect as provided for herein. No modification or amendment of the provisions of this Agreement shall be binding upon any party hereto unless in writing and signed by duly authorized officers of the respective parties.

        13. SEVERABILITY

        If any provision of this Agreement or portion thereof, or the application thereof to any person or circumstance, shall be held to any extent invalid or unenforceable by a court or other tribunal of competent jurisdiction, the remainder of this Agreement (or of such provision) and the application thereof in such circumstances shall remain in full force and effect.

        14. WAIVERS

        No waiver, forbearance or failure by any party of its right to enforce any provision of this Agreement shall constitute a waiver or estoppel of such party's right to enforce such provision in the future.

        15. CAPTIONS

        The captions to the Sections of this Agreement are for convenience only and are not a part of this Agreement and shall not be deemed of any force or effect whatsoever in construing this Agreement. The references to a numbered or lettered Section refer to the Section bearing the number or letter in or attached to this Agreement, unless otherwise stated.

        16. RECITALS

        The Recitals set forth herein are true and correct and are incorporated herein.

        17. SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; but nothing herein contained shall be deemed to permit any assignment by any party except as permitted by Section 7.

        18. COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        19. FACSIMILE SIGNATURES

        The parties agree that, for purposes of executing this Agreement, facsimile signatures shall have the same purpose and effect as original signatures.

        20. GENERAL PROVISIONS

        20.1     Nothing contained in this Agreement and no action taken by any party to this Agreement shall be deemed to constitute any party or any of such party's employees, agents or representatives to be an employee, agent or representative of any other party or shall be deemed to create any partnership, association or syndicate between or among the parties, or shall be deemed to confer on any party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other party.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument by their duly authorized representatives, all as of the latest date and year written.

Laboratory of Electrotechnology, Ltd

By:/S/Prof. Vitold M. Bakhir

Title: Director

Dated: September 19, 2003

Integrated Environmental Technologies Ltd.

By: /S/Willeam E. Prince

Title: President

Dated: September 10, 2003

Electro-Chemical Technologies International Ltd.

By:/S/John Brebbia

Title: President

Dated: September 4, 2003